EXHIBIT 10.26
FRANCHISE AGREEMENT
THIS FRANCHISE AGREEMENT is made as of August 1, 2005.
BETWEEN:
LULULEMON ATHLETICA INC., 1945 McLean Drive. Vancouver, British
Columbia, V5N 3J7
(the “Franchisor” or “Lululemon”)
AND:
RYAN SMITH and, KIM SMITH, on behalf of themselves and CB Ventures
Inc., both of 5073 Cordova Bay Road, Victoria, B.C., V8Y 2K1
(Hereinafter called the “Franchisee”)
RECITALS
WHEREAS:
          A.      Franchisor has developed a format, system and plan for the operation of retail stores featuring and offering for sale Oqoqo trade-marked clothing and accessories, and related products and services, all of controlled quality, in accordance with Franchisor’s prescribed standards, specifications, policies and procedures, under the name, trade mark and style of “Oqoqo” (the “Franchise System”);
          B.      Franchisor owns and controls the trade name and trade mark Oqoqo and related trade marks and designs used in connection with the franchised business and Franchise System (the “Marks” or the “Trade Marks”);
          C.      Franchisee has applied for a franchise to operate an Oqoqo retail store at the location set forth in Schedule “B”, utilizing and in conformity with Franchisor’s business method, format and Franchise System and the Trade Marks at one or more approved retail locations, and distributing Oqoqo trade-marked clothing and accessories within the Franchised Territory set out below, and Franchisor has agreed to supply Oqoqo trade-marked clothing and accessories and to grant such a franchise to Franchisee upon the terms and conditions of this Agreement;
          NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements herein contained, and for other consideration acknowledged by the parties to be of good and sufficient value, the parties agree as follows:
1.	Definitions
          In this Agreement, the following capitalized terms shall have the following meanings unless the context requires otherwise:

     (a)      “Additional Amount” means the book value of the inventory paid for and in the possession of the Franchisee, plus the value of all leasehold improvements after depreciation of 33.333% per annum and on a pro-rated basis, plus any prepaid amounts by the Franchisee to the Franchisor;
     (b)      “Agreement” means this Franchise Agreement and all schedules thereof and any subsequent agreement in writing which amends or supplements this Agreement;
     (c)      “Approved Retail Location” means the retail location which has been approved by Lululemon for the operation by Franchisee of a retail sales outlet as set forth in Schedule “B”, as may be amended or supplemented from time to time;
     (d)      “Commencement Date” means the Commencement Date as set forth in Schedule “B”;
     (e)      “CPI” means the Consumer Price Index For Canada, All Items (Not Seasonally Adjusted), 1992 = 100, Annual, or any successor Index thereto, as published by Statistics Canada or any successor Agency thereto;
     (f)      “Disposition Transaction” has the meaning specified in Section 25;
     (g)      “Effective Date” means the Effective Date as set forth in Schedule “B”:
     (h)      “Franchise” means a business operated by a Franchisee which is engaged in the retail sale of Oqoqo Products in the Territory or any part thereof:
     (i)      “Franchise Agreement” means an agreement between Lululemon and a Franchisee or prospective Franchisee the subject matter of which relates to the acquisition or operation of a Franchise;
     (j)      “Franchise Fee” means a direct or indirect payment (whether payable on a one-time or recurring basis) which is required to be paid by a Franchisee to Lululemon, or to any affiliate of Lululemon, as consideration for the grant of a right to acquire or operate a Franchise;
     (k)      “Franchised Territory” means the same thing as “Territory”;
     (l)      “Franchisee” means Franchisee as the authorized retailer of Oqoqo Products at an Approved Retail Location, as well as a person at arm’s length to Franchisee who is granted a right or license by Lululemon to operate a Franchise in the Territory;
     (m)      “Gross Sales” means, for a specified period, the gross sales of all Products sold by Franchisee at an Approved Retail Location during that period less:
          (i)      returns of Product at the Approved Retail Location during that period,
          (ii)      refunds and allowances made by Franchisee at the Approved Retail Location during that period,

          (iii)      store credits redeemed by Franchisee at the Approved Retail Location during that period,
          (iv)      amounts received by Franchisee from the sale of gift certificates at the Approved Retail Location during that period (it being understood and agreed that the redemption of gift certificates will be included as Gross Sales for the period in which they are redeemed), and
          (v)      amounts collected by Franchisee at the Approved Retail Location during that period on account of taxes;
     (n)      “License Agreement” means the same thing as “Franchise Agreement”;
     (o)      “License Fee” means the same thing as “Franchise Fee”, except as otherwise specified in this Agreement in respect of the Approved Retail Locations;
     (p)      “Licensed Product” means a third party product which is approved for sale by Lululemon in association with the Marks and which is distributed or sold by Franchisee;
     (q)      “Marks” means the trade-marks, trade names and other commercial symbols and related logos as set forth in Schedule “C” hereto, including the trade names OQOQO, together with such other trade names, trade-marks, symbols, logos, distinctive names, slogans, service marks, certification marks, logo designs, insignia or otherwise which may be designated by Lululemon from time to time;
     (r)      “Oqoqo Products” means clothing and accessories, other than Licensed Products, which (i) display the Marks, or (ii) are distributed or sold under a system of distribution or sale in which the use or display of the Marks is an integral part thereof;
     (s)      “Products” means collectively Oqoqo Products and Licensed Products;
     (t)      “Territory” means the Territory as set forth in Schedule “B”;
     (u)      “Trade Marks” means the same thing as “Marks”.
2.	Term, Renewal and License Fee
     (a)      Subject to any right of earlier termination as provided for herein, the initial term of this Agreement shall be for a period of five (5) years (the “Initial Term”). The Initial Term shall commence on the Commencement Date.
     (b)      Provided that Franchisee achieves sales after taxes in either of the last of two (2) years of the Initial Term of the amount as set forth in Schedule “B”. it shall have the further right to renew this Agreement for subsequent terms of five (5) years each, unless Franchisee shall fail to meet the then-current terms and conditions of renewal as specified herein or in the then-current Franchise Agreement. The terms and conditions for renewal of this Agreement are as follows:

          (i)      Franchisee shall notify Franchisor in writing at least three (3) months prior to the expiry of the term that it wishes to exercise this option to renew;
          (ii)      Franchisee’s option to renew shall only be effective if at the time of its exercise and at the time of commencement of the renewal term Franchisee shall have fully complied with all of the material terms and conditions of this Agreement;
          (iii)      in the event of non-compliance by Franchisee, if Franchisor shall determine not to allow Franchisee to renew this Agreement, then Franchisor shall notify Franchisee in writing setting forth Franchisor’s reasons for non-renewal, and Franchisor shall give as much notice of non-renewal to Franchisee as is reasonably practicable in the circumstances;
          (iv)      Franchisee shall execute and deliver to Franchisor a new Franchise Agreement for the renewal term in Franchisor’s then-current standard form, which may include terms and conditions which differ from those contained in this Agreement, except that Franchisee shall not be obligated to pay any License Fee for the renewal term, and the royalties to be paid by the Franchisee during the renewal term shall not exceed the percentage royalties to be paid by Franchisee during the last year of the Initial Term and the Franchisee will continue to have the rights provided it under paragraphs 3(f), 4(b) and 25 of this Agreement;
          (v)      Franchisee shall carry out Franchisor’s reasonably required upgrading and improvements to the franchised business in order to conform with Franchisor’s then-current standards and specifications; and
          (vi)      Franchisee shall reimburse Franchisor for all of its reasonable costs and expenses incurred in connection with the renewal, including inspection of the franchised business and providing any required additional training.
     (c)      Franchisee shall pay Franchisor as a License Fee for this Agreement and any further Approved Retail Locations the sum as set forth in Schedule “B” for the Initial Term.
     (d)      The License Fee shall be deemed to have been fully earned by and payable to Franchisor upon the granting of this Franchise and no portion of the License Fee shall be refundable to or become not payable by Franchisee for any reason.
     (e)      The License Fee to he paid for the Initial Term is payable within thirty (30) days of the Effective Date.
3.	Appointment and Use of Marks on Products
     (a)      Subject to any termination or non-renewal of this Agreement, and except as otherwise provided in this Agreement, Franchisor appoints Franchisee, for so long as this Agreement remains in effect, as a non-exclusive retailer of Oqoqo Products at one or more Approved Retail Locations in the Territory.
     (b)      Each Approved Retail Location to be established and operated by Franchisee in the Territory must first be approved by Franchisor, such approval not to be unreasonably withheld or delayed, and, except for the Approved Retail Location as set forth in Schedule “B”, shall be the subject of a separate Franchise Agreement to be entered into between the parties prior to its opening. Each such Franchise Agreement will contain the same financial obligations of Franchisee, including payment of a License Fee for each Approved Retail Location in an amount agreed to by the parties thereto, and will otherwise contain substantially the same terms and conditions as are set forth in this Franchise Agreement pertaining to the Approved Retail Location. If for any reason the parties do not enter into a separate Franchise Agreement, then the terms and conditions of this Franchise Agreement will apply to each such Approved Retail Location, except that the Effective Date will be read as fifteen (15) days prior to the opening date of such Approved Retail Location; and the Commencement Date will be read as being the same as the opening date of such Approved Retail Location; and the amount of sales that Franchisee will be required to achieve after taxes in either of the last two (2) years of the Initial Term in order to have the right to renew the Franchise Agreement for a subsequent term of five (5) years will be adjusted upwards from the Commencement Date of this Agreement to the first day of the last year of the Initial Term which pertains to such Approved Retail Location in accordance with increases in the CPI over such period.
     (c)      During the currency of this Agreement, but except as otherwise provided in this Agreement, Franchisor shall permit Franchisee to hold itself out as an authorized retailer of Oqoqo Products.
     (d)      Franchisee shall prepare and submit for Franchisor’s review and reasonable approval a budget for the development and first year’s operations of each Approved Retail Location, at the time of presenting each proposed retail location to Franchisor for its approval. Franchisor will provide assistance to Franchisee, but only for the purposes of guidance. Franchisee will be solely responsible to work with its own advisors in preparing and finalizing such budgets.
     (e)      In the event that Franchisee wishes to relocate any existing Approved Retail Location to another location due to:
          (i)      unfavourable business conditions; or
          (ii)      a change in the nature or character of the area where the Approved Retail Location is located; or
          (iii)      the Approved Retail Location is no longer adequate to support actual or potential business volumes, then Franchisee shall submit a written request to Franchisor requesting such permission and providing the reasons for such request and Franchisor, acting reasonably, shall consider and respond to any such request and shall notify Franchisee in writing within 30 days following receipt of such request of its decision thereof
     (f)      For so long as the Approved Retail Location provided for herein operates in accordance with the terms of this Agreement. Franchisor shall not establish its own retail locations, or license any other person to establish a retail location, selling Licensed Products or Oqoqo Products in the Territory, except as provided for in Section 4(b).

     (g)      Franchisee shall not use any Mark in association with any third party product or engage in the retail sale of any third party product at an Approved Retail Location unless such product is a Licensed Product. Where Franchisee wishes to obtain the approval of Franchisor for the sale of a third party product as a Licensed Product, it shall submit a request in writing or by electronic mail to Franchisor and shall provide Franchisor with one (1) sample of such proposed product and, where applicable, a colour scheme for such proposed product. Franchisor shall within thirty (30) days of receipt of Franchisee’s request, or such longer period of time as may be required if Dennis J. (Chip) Wilson or the party designated by Franchisor as the approving party from time to time is away from Franchisor’s home office, in which ease such period of thirty (30) days shall commence upon that party’s return, advise Franchisee in writing or by electronic mail of its acceptance or rejection of such request. Franchisor shall act reasonably in making any such determination and where it elects to reject any such request it shall advise Franchisee of its reasons for doing so. In the event that Franchisor fails to notify Franchisee of its decision within the thirty (30) day period provided as aforesaid, it shall be deemed to have refused Franchisee’s request.
     (h)      Franchisee will be responsible for the reasonable cost of adding the Approved Retail Location and subsequent Approved Retail Locations of Franchisee to Franchisor’s master website, when developed by Franchisor. Lululemon will refer leads from prospective retail customers in the Territory to Franchisee, or upon the establishment of additional retail locations, to the retail location which is closest to the prospective retail customer’s place of residence.
     (i)      Franchisee shall be entitled to fill any and all athletic team, group, corporate or similar orders in the Territory.
4.	Reservation of Rights to Franchisor
     (a)      Franchisor may also acquire, develop, operate, licence and franchise other types of retail locations which may involve the distribution and sale of similar products and services but which operate under different trade marks and which may be located anywhere including nearby to the Approved Retail Locations and within the Franchised Territory, and in particular Franchisor may establish a higher-priced or lower-priced brand of apparel similar in design and composition to the Oqoqo Products and Franchisor shall incur no liability to Franchisee in connection therewith.
     (b)      In the second (2nd) year of the initial term of this Agreement Franchisor or its principals shall have the right to purchase all assets located at or used in the operation of the Franchise Store and the entire equity ownership of Franchisee. Upon written notice of the exercise of such right or option from Franchisor, Franchisee shall sell the Franchised Store to Franchisor at a price determined as set for in schedule 4(b)(i). The closing of the sale of the assets of the Franchised Store or the equity of Franchisee, as the case may be, shall be completed on or before the sixtieth (60th) day following receipt by Franchisee of such notice, or on such other day as the parties reasonably agree.
     The purchase price payable by Franchisor to Franchisee pursuant to this paragraph shall be paid in 24 equal and consecutive monthly payments commencing on the closing of the sale and of the Franchisee’s Franchise and thereafter on the first day of each month until paid in full.
(i) Buy-out price for the initial term is as follows:
Year one (I) $500,000 plus 100% of Additional Amounts
Year two (2) $400,000 plus 100% of Additional Amounts
Year three (3) $300,000 plus 100% of Additional Amounts
Year four (4) $200,000 plus 100% of Additional Amounts
Year five (5) and any subsequent terms -
$100,000 plus 100% of Additional Amounts
     (c)      Notwithstanding any other provision of this Agreement, Franchisor may itself or through an affiliate acquire, develop, operate, licence or franchise any form of business anywhere which is not specifically granted, franchised and licensed to Franchisee under this Agreement; and it may do so using a similar or a different trade-mark; and any such form of business may be competitive with the franchised business but operate under a different trade-mark; and if any such business uses a similar trade-mark, Franchisor will act in a commercially reasonable manner in the exercise of such rights and will endeavour through such use of the same or a similar trade mark to enhance the overall public recognition and goodwill thereof, and Franchisor shall incur no liability to Franchisee in connection therewith.
5.	Management Personnel
          Franchisee acknowledges that Franchisor has granted this Franchise on the representations of Franchisee that, except with the Franchisor’s prior approval, which approval shall not be unreasonably withheld or delayed, the current principals of Franchise shall in aggregate participate actively on a full-time basis (40 hours per week) in the management and operation of the franchised business (which, for the purposes of this Section 5 shall include the Approved Retail Location provided for hereunder and any other Approved Retail Locations, if any, established by Franchisee or his affiliates) and each work at least one (1) day per week (eight (8) hours) on average on the store floor. Franchisee shall not appoint replacement management personnel without the prior written approval of Franchisor who will not unreasonably withhold such approval but who in granting such approval may prescribe, as a condition thereof that any such replacement management personnel satisfactorily complete the training requirements set out herein. Franchisor reserves the right to charge a reasonable standard fee and its reasonable expenses incurred in providing such training.
6.	Training of Franchisee
     (a)      Franchisor shall furnish Franchisee and the management personnel, if any, proposed to he employed by Franchisee in the franchised business including at each Approved Retail Location with initial training of three (3) weeks in duration in respect of the management, administration and operation of an Oqoqo franchised business. The training shall be given at a location designated by Franchisor. Franchisor will pay no compensation for any services performed by trainees during such training and all expenses incurred by Franchisee or the trainees in connection with such training shall be for the account of Franchisee. Such initial training is intended to enable Franchisee or its management personnel thereafter to hire and train its assistant manager and other employees. Franchisor shall also furnish Franchisee with retail store opening assistance of seven (7) days in duration but only upon the opening of the first Approved Retail Location of Franchisee. The cost of such initial training for up to three (3) persons at the same time and of such retail store opening assistance is included in the License Fee. Additional persons will be accommodated for such initial training or for subsequent equivalent training at Franchisee’s request, or in the event that the initial trainees shall fail to satisfactorily complete such initial training and Franchisee is required to hire a manager or replacement manager to satisfactorily complete such initial training, and in the event of a change of management personnel for the franchised business. Franchisor reserves the right to charge a reasonable standard fee and its reasonable expenses incurred in providing such additional training.
     (b)      Franchisee and each manager, if any, of the franchised business shall satisfactorily complete such training prior to the commencement of the franchised business, or in the case of a new manager, prior to or immediately upon and after taking charge. unless waived by Franchisor in its discretion by reason of such person’s prior training and experience or by reason of Franchisee’s ability to satisfactorily train its management personnel. Franchisee shall advise Franchisor of its proposed operational structure and personnel prior to the commencement of business, and Franchisor will determine and advise Franchisee as to which personnel will require training. Franchisor may require retraining of any personnel at any time based upon performance. Franchisor may specify additional training which may be mandatory at any time due to system upgrades or changes. Franchisor may also conduct follow-up training seminars covering various topics from time to time. Franchisor may designate one (1) of such follow-up training seminars per year to be mandatory for Franchisee and its management personnel. Franchisee acknowledges that Franchisor’s training programs and materials are proprietary confidential information forming part of the Franchise System.
     (c)      If additional assistance or training over and above that normally furnished by Franchisor is required or requested by Franchisee at any time, Franchisor and Franchisee shall discuss and reasonably agree upon what is required and Franchisor will furnish such additional assistance or training. Franchisor reserves the right to charge a reasonable standard fee and its reasonable expenses incurred in providing such additional assistance or training including but not limited to salaries, materials, transportation and accommodation.
7.	Consultation
          Franchisor agrees to consult with Franchisee from time to time as to market conditions, merchandising trends and potential product line opportunities in the Territory. Franchisor will act reasonably and give due consideration to Franchisee’s views on such matters; however, Franchisee acknowledges that Franchisor will have final discretion to determine matters related to the production and design of all Oqoqo Products. Franchisee will report to

Franchisor as reasonably required from time to time as to market conditions, merchandising trends and potential product line opportunities in the Territory.
8.	Pricing, Ordering and Payment
     (a)      Franchisee will provide Franchisor with a retail dollar amount forecast of its requirement for Oqoqo Products at least six (6) months in advance of the desired delivery date.
     (b)      Franchisor shall sell Oqoqo Products to Franchisee at an amount equal to 35% of the lesser of the suggested retail price for the Oqoqo Products purchased and the retail price charged for such Oqoqo Products at the retail locations (other than factory outlets) owned by the Franchisor.
     (c)      In the event of any shortfall in availability, Franchisee will receive a percentage of monthly production, in styles, colours and sizes, based on the production forecast for the month, divided by the total of all Oqoqo stores forecasts. Franchisee shall pay Franchisor the entire amount of the estimated purchase price of the goods for each month as a downpayment (“Downpayment”) in respect of each order. Such payments shall be made to Franchisor by electronic bank transfer or cheque and shall be provided not less than 35 days prior to the first day of the scheduled delivery month of such order. Franchisor shall not commence production of any Oqoqo Products ordered by Franchisee until such time as it has received the applicable Downpayment.
          If, as a result of any Disposition Transaction, Dennis J. (Chip) Wilson will not control the Franchisor (or any successor of the Franchisor) after the completion of the Disposition Transaction, the Franchisor agrees that it will cause any successor to acknowledge and agree:
          (i)      to accept responsibility for the delivery of all orders for which a Downpayment has been made prior to the completion of the Disposition Transaction but which has not been completed as at such date; and
          (ii)      that that any Downpayment or other payment made by the Franchisee pursuant to this paragraph prior to the completion of the Disposition Transaction will be applied to satisfy or reduce the purchase price for the order to which such payment(s) relate.
     (d)      At the end of each month, Franchisor will send a statement of shipping status and an invoice. Any shortfalls or overages in shipments of Oqoqo Products to Franchisee at the end of any month will be carried forward to the following month for shipment (if a shortfall) or for treatment as a partial fulfillment of a subsequent order (if an overage), provided that payments for Oqoqo Products delivered to Franchisee shall be made in accordance with the payment terms set forth herein.
     (e)      The Oqoqo Products so ordered shall be delivered to Franchisee f.o.b. on the transport carrier of Franchisee’s choice from Franchisor’s Vancouver warehouse.
     (f)      Franchisor will endeavour to send Franchisee Oqoqo Products above the forecast amount on request of Franchisee and dependent upon availability of inventory. Such shipments shall be paid for in full by Franchisee by credit card authorization or electronic bank transfer before the goods are shipped.
9.	Title and Risk of Loss
          Title to and the risk of loss in any products ordered by one party from the other party shall pass at the time of delivery.
10.	Winning Formula
          Franchisee will adhere in a commercially reasonable manner to the Winning Formula described in the attached Schedule “A” and, as amended by Franchisor from time to time, provided that Franchisor and Franchisee each acting reasonably may jointly agree to amend the Winning Formula where changes in local market conditions reasonably require any such change.
11.	Royalties
          For so long as this Agreement remains in effect, Franchisee shall pay Franchisor a monthly royalty in the following amounts:
     (a)      for the first 12 month period following the Commencement Date, 5% of its Gross Sales during each such month;
     (b)      for the second 12 month period following the Commencement Date, 12.5% of its Gross Sales for each such month; and
     (c)      thereafter, 25% of its Gross Sales for each such month.
The monthly royalty shall be paid within fifteen (15) days of the end of each month and will be paid to Franchisor by electronic transfer, credit card authorization or bank draft.
          Franchisee will provide Franchisor with a monthly sales report showing the calculation of the monthly royalty amount, in such form and containing such detail as Franchisor may reasonably require from time to time.
          Franchisor will have the right to audit and inspect Franchisee’s records during normal business hours in order to verify the accuracy of the monthly royalty payments on giving Franchisee not less than twenty-four (24) hours’ prior written notice. If Franchisee’s Gross Sales as reported to Franchisor should be found to be understated by more than three percent (3%) or if Franchisee shall have failed to report its Gross Sales to Franchisor as required, Franchisee shall pay the cost of the review or audit as well as the additional amount payable as shown thereby. In addition, if Franchisee’s Gross Sales as reported to Franchisor should be found to be understated by more than five percent (5%), or if Franchisee shall have failed to report its Gross Sales to Franchisor on two or more occasions, or if Franchisee’s Gross Sales as reported to Franchisor should be found to be understated by more than three percent (3%) on two or more occasions, this shall constitute a default under and a material breach of this Agreement.

          Franchisee’s sales will be downloaded daily to Franchisor.
12.	Quarterly Reporting
          Franchisee shall provide to Franchisor on a quarterly basis, on or before the twentieth (20th) day of each month following each calendar quarter, an income and expense statement and a balance sheet in such form and detail as shall from time to time be reasonably required by Franchisor in respect of the franchised business during the preceding calendar quarter, which shall be certified as accurate by Franchisee.
13.	Annual Reporting
          Franchisee shall also provide to Franchisor on an annual basis, within ninety (90) days following the end of each fiscal year of Franchisee, a balance sheet and a profit and loss statement for the franchised business for the preceding fiscal year, prepared by an independent chartered or certified general accountant in accordance with generally accepted accounting principles applied on a consistent basis from year to year, and which upon the reasonable request of Franchisor shall be accompanied by the accountant’s review engagement report prepared in accordance with the standards for same as set forth in the Canadian Institute of Chartered Accountants Handbook from time to time, or if Franchisee has been in material breach under this Agreement during such fiscal year, shall at the discretion of Franchisor be audited.
14.	Overdue Payments
          All overdue payments of Franchisee shall bear interest from the due date until paid at the rate of fifteen percent (15%) per annum. All such overdue interest shall be calculated at the aforesaid effective annual rate and then paid to Franchisor on a monthly basis.
15.	License and Use of Marks
     (a)      Subject to any termination or non-renewal of this Agreement, Franchisor grants to Franchisee for so long as this Agreement remains in effect a non-exclusive right and license to use and display the Marks in and only in the manner contemplated by this Agreement in connection with the merchandising, marketing, advertising, distribution and sale of Oqoqo Products in the Territory, subject to such other grants of Franchises or Licenses to Third Parties in the Territory as are made in accordance with and as contemplated by this Agreement.
     (b)      Except as provided for in this Agreement, Franchisee shall have no right to use or display the Marks or to grant any rights to use the Marks to any third party without the prior written agreement of Franchisor.
     (c)      Franchisee will acknowledge by public notice at each Approved Retail Location that its use and display of the Marks is a licensed use and that the owner of the Marks is Franchisor. Franchisee acknowledges that Franchisor has the right to exercise direct or indirect control of the character and quality of the Products, and of the retail services which Franchisee offers in association with the Marks at Approved Retail Locations.

     (d)      Franchisee shall use the Marks only in their exact form and only in such media and as otherwise prescribed or approved by Franchisor from time to time.
16.	Other Obligations
     (a)      Franchisee will exercise its reasonable best efforts to advertise and promote the sale and distribution of Oqoqo Products throughout the Territory.
     (b)      Franchisee further agrees:
          (i)      to ensure that Oqoqo Products are distributed and Products are sold and Approved Retail Locations are operated in compliance with applicable local laws;
          (ii)      to be responsible for any and all taxes, assessments, duties and other expenses related to importing, distributing, marketing and selling Products;
          (iii)      to take all steps that are reasonably necessary to prevent Products from being distributed outside of the Territory by or through the actions of Franchisee;
          (iv)      to maintain the cleanliness, condition and appearance of each Approved Retail Location;
          (v)      to maintain an adequate inventory of Products and sufficient staff to satisfy and properly service customer demand;
          (vi)      to refrain from conducting any business other than the franchised business at each Approved Retail Location and the sale of any products which are provided by Franchisor to Franchisee (or his affiliate) under a different franchise system in accordance with the terms of a franchise agreement entered into between Franchisee (or his affiliates) and the Franchisor;
          (vii)      to refrain from contesting or assisting any other party in contesting Franchisor’s rights in the Marks;
          (viii)      to clearly indicate its own name to the public and to all third parties with whom it deals in the operation of the franchised business, in order to clearly indicate that Franchisee is the independent owner and operator of its business;
          (ix)      to refrain from using the names Oqoqo or any confusingly-similar name as part of the corporate name of Franchisee in the event of any change of its name;
          (x)      to refrain from using the names Oqoqo or any confusingly-similar name as part of any uniform resource locator, Internet domain name, electronic mail address, website name or search engine metatag of Franchisee without the prior written approval of Franchisor;
          (xi)      to refrain from using the Marks in association with any business other than the franchised business or a different franchised business conducted by Franchisee (or his affiliates) which is the subject of a franchise agreement between Franchisor and Franchisee (or his affiliate), and all goodwill accruing to all uses of the Marks shall accrue to Franchisor as the owner thereof;
          (xii)      to refrain from acting or assisting any other party in acting in derogation of the Marks or so as to depreciate the value of the goodwill therein;
          (xiii)      to refrain from contesting or assisting any other party in contesting Franchisor’s control over the Internet domain name of Oqoqo and the uniform resource locator and Internet website connected to it, and Franchisee acknowledges that offering a uniform image and format and uniform procedures and Franchise Systems, including on the Internet, is an essential part of the Franchise System;
          (xiv)      except with the Franchisor’s prior consent, which consent shall not be unreasonably withheld or delayed, to refrain from registering its own Internet domain name or uniform resource locator for the franchised business or otherwise conducting its own separate Internet marketing or electronic commerce, and Franchisee shall only establish its Internet website for the franchised business so that it can be accessed only by first going through one of Franchisor’s Internet websites;
          (xv)      to refrain from using or continuing to use any design or contents of any Internet website associated with the franchised business which is not first approved by Franchisor, and Franchisee agrees to remove or cause the removal forthwith of all designs or contents disapproved by Franchisor;
          (xvi)      to refrain from any use, such as by linking or framing, of any Internet website associated with the franchised business, with any other Internet website or business or in association with any other trade-mark not owned or controlled by Franchisor;
          (xvii)      to refrain from any use on its Internet website of any advertising or other materials of or coming from a third party (which, for the purposes of this Agreement, does not include any affiliate of the Franchisee which conducts a different franchised business pursuant to a franchise agreement entered into between Franchisor and an affiliate of Franchisee) without the prior written approval of Franchisor;
          (xviii)      to use Franchisor’s required forms and privacy statements and adhere to Franchisor’s policies in the franchised business regarding collection and use of data from time to time, in order to obtain all required permission from all required parties regarding such collection and use of information in accordance with applicable law;
          (xix)      to sell only Products at the Approved Retail Locations, except as may otherwise be authorized in writing by Franchisor from time to time, and Franchisee agrees to use its commercially reasonable efforts to cause the Gross Sales at each Approved Retail Location to consist of at least ninety percent (90%) Oqoqo Products;
          (xx)      to purchase only from Franchisor or its designated or approved suppliers, and to use in but only in the franchised business all those items of packaging such as bags and boxes, decals, and such other forms, materials and supplies which are labelled or imprinted with the Marks, and Franchisor warrants that it does not and will not profit unfairly from Franchisee’s use of such items through the receipt of hidden rebates, discounts or other allowances from such designated or approved suppliers;
          (xxi)      to submit all of its proposed advertising methods and materials to Franchisor for its reasonable written approval prior to use, such approval not to be unreasonably withheld or delayed, and to provide monthly advertising reports to Franchisor within fifteen (15) days of the end of each month consisting of copies of all of its advertising during each such month including details of all places where such advertising appeared and the number of times it was repeated, in such form and detail as shall be reasonably required from time to time by Franchisor, and to refrain from using any advertising methods or materials not provided or first approved in writing by Franchisor;
          (xxii)      to permit Franchisor at any reasonable time to have such access as may be required to inspect, review, verify, test and take samples of Franchisee’s products and supplies and its operation of the franchised business in order to determine Franchisee’s compliance with this Agreement, and Franchisee shall cooperate with Franchisor for such purposes; and
          (xxiii)      to comply with all specifications, standards, operating procedures, policies, methods and systems prescribed by Franchisor from time to time as being essential in order to maintain the standardization, uniformity and integrity of the Franchise System, any or all of which may be set forth in a confidential operating manual belonging to Franchisor and provided on loan to Franchisee or otherwise communicated to Franchisee in writing and amended from time to time, and all of which shall constitute provisions of this Agreement as if they were fully set forth herein.
     (c)      Franchisee will obtain and maintain and upgrade from time to time a point of sale (“POS”) system which Franchisor will denote. Notwithstanding the foregoing, Franchisor agrees that the amounts required to be expended by Franchisee to upgrade the POS system shall not exceed Twenty Thousand Dollars ($20,000.00) for each year following the most recent previous upgrade to the POS system.
     (d)      Franchisor shall at all times take such steps as may reasonably be required to preserve its rights in the Marks and to prohibit the use or display of the Marks by any unauthorized third party.
     (e)      Franchisor shall continue to be available at its home office for consultation and guidance of Franchisee at no charge in respect of the operation, administration and management of the franchised business.
17.	Substandard Supplies
          In order to maintain quality, standardization, uniformity and consistency among all Oqoqo retail stores, Franchisor reserves the right to require Franchisee to remove from use at the Approved Retail Locations any items of equipment, supplies or products that do not conform to Franchisor’s specifications and quality control standards upon ten (10) days’ written notice to that effect.

18.	Pricing
          Franchisor may recommend or suggest prices for products or services to Franchisee based upon its experience, however such recommended or suggested prices are not binding upon Franchisee, who is at all times free to charge prices of its own choosing for any product or service, and failure to accept or follow any such recommendation or suggestion will not hinder or adversely affect the business relationship between Franchisee and Franchisor or any other person, firm or corporation. Where Franchisor offers printed items which contain prices, Franchisee may specify its own prices and pay any incremental costs incurred for its special printing orders. Where Franchisor may conduct advertising from time to time for the Franchise System or for specified locations which include the Approved Retail Locations, which refers to exact retail prices, or where Franchisor may enter into national, regional or multiple location accounts from time to time for the provision of services or the sale of products which may involve Franchisee and which include pre-determined prices, such prices shall be deemed to be maximum prices designated by Franchisor for the specific items or services which shall be binding on Franchisee for the duration of the ad or the period referred to in the ad, or for the duration of the predetermined price arrangement, and Franchisee in such instances shall be restricted from selling above the advertised or pre-determined prices during such periods.
19.	Promotional Programs
          Franchisee agrees to cooperate and participate fully in all in-store POS advertising and promotional programs reasonably designated by Franchisor from time to time.
20.	Insurance
     (a)      Franchisee agrees to procure and maintain during the term of this Agreement insurance against the insurable risks and for not less than the amounts of coverage which may be specified by Franchisor from time to time, and in particular, Franchisee agrees to procure and maintain the following insurance coverage:
          (i)      commercial general liability insurance against civil public liability, including personal and bodily injuries or death and damage to or destruction of property in at least the amount of Two Million Dollars ($2,000,000.00) per person or occurrence and with the following additional endorsements or coverage: personal injury liability; non-owned automobile liability; blanket contractual liability; contingent employer’s liability products liability; advertising injury liability; completed operations liability; occurrence basis property damage; employees added as additional insureds; and medical payments each person, each accident, in at least the amount of Ten Thousand Dollars ($10,000.00) per person or occurrence;
          (ii)      appropriate business class rated vehicle insurance with underinsured motorist protection or non-owned automobile liability coverage, as applicable, and comprehensive third party liability coverage in at least the above amount covering all vehicles owned, operated. used or licensed by Franchisee and its employees in connection with the franchised business or in any way used or identified with the Marks;
     (b)      All such policies of insurance shall name Franchisor as an additional named insured, as its interests may he from time to time; and shall apply as primary coverage and not as excess to any other insurance available to Franchisor; and shall contain a waiver of the insurer’s rights of subrogation in respect of any claim against Franchisor; and (if reasonably available) shall not contain any exclusion clause for the claims of one insured versus another insured or for the acts of one insured affecting another insured, but instead shall contain a severability of interests clause and a cross liability clause whereby each such policy shall be treated as though a separate policy had been issued to each insured; and shall provide that Franchisor shall receive at least thirty (30) days’ prior written notification of any cancellation, termination, lapse, expiry, change. alteration, amendment or modification thereof that is material to this Agreement; and shall have deductible limits which do not exceed Two Thousand Dollars ($2,000.00) per person or event.
     (c)      Franchisee shall provide certificates evidencing such required insurance coverage to Franchisor prior to commencing the franchised business and prior to each expiry date of such insurance policies.
     (d)      Franchisee agrees (acting in a commercially reasonable manner) to consider participating in such group insurance coverage programs as Franchisor may arrange from time to time, and if participating to pay its proportionate share of the premiums therefor.
     (e)      Franchisee may also obtain such other or additional insurance as it deems proper in connection with its operation of the franchised business.
     (f)      Franchisor may also suggest other or additional insurance from time to time for Franchisee’s consideration in connection with its operation of the franchised business.
     (g)      Nothing contained herein shall be construed as a representation or warranty by Franchisor that such insurance as may be specified by Franchisor from time to time will insure Franchisee against all insurable risks or amounts of loss which may or can arise out of or in connection with the operation of the franchised business.
     (h)      Maintenance of any such insurance and compliance by Franchisee with its obligations under this paragraph shall not relieve Franchisee of its liability under the indemnity provisions of this Agreement.
21.	System Changes
          Franchisor shall have the right to make reasonable changes, modifications, additions or deletions to the Franchise System as described herein from time to time by reasonable notice in writing to Franchisee. Franchisee acknowledges that some of such changes may be material and may involve required expenditures due to the addition or substitution of new products, services, inventory, supplies, equipment or technology, or an alteration of specifications or standards, Upon receipt of notice, Franchisee agrees to comply with and carry out all such changes, modifications, additions and deletions, and to undertake and satisfactorily complete any additional training requirements, at its own expense, promptly as required and within the time specified by such notice, as if they were a part of the Franchise System at the time of execution of this Agreement. Notwithstanding the foregoing, Franchisor agrees that Franchisee shall not be required in any year to expend more than one percent (1%) of the previous year’s Gross Sales on any changes required pursuant to the terms of this paragraph.

22.	Rectification of Defaults
          Franchisee shall promptly rectify all defaults or failures to perform any of its obligations under this Agreement upon receipt of written notice from Franchisor specifying the default or failure and the requirements to cure such default or failure.
23.	Confidentiality
          Neither party shall disclose, publish or use for any purpose inconsistent with this Agreement any information which it receives in confidence from the other or which the other party has designated as confidential, including any operating manual provided on loan by Franchisor, training materials, custom proprietary computer software, and any information about the sourcing or cost of producing any of the Products. Notwithstanding the foregoing, the obligations of confidentiality imposed by this Agreement shall not apply to any information that:
     (a)      is already known to the receiving party;
     (b)      is or becomes publicly known through no wrongful act or omission of the receiving party;
     (c)      is rightfully received from a third party without a similar restriction and without any breach of this Agreement;
     (d)      is independently developed by the receiving party without any breach of this Agreement;
     (e)      is approved for release by the disclosing party or its authorized representative; or
     (f)      is required to be disclosed by law.
The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
          Notwithstanding anything contained in this Agreement, Franchisor acknowledges and agrees that Franchisee may be prohibited or restricted from providing certain information relating to its customers, suppliers and business contacts as a result of the application of the Personal Information Protection Act.
24.	Assignment
     (a)      Franchisee may not assign or transfer its interest in this Agreement in any manner directly or indirectly in whole or in part to any third party without the prior written consent of Franchisor, which consent shall not be unreasonably withheld or delayed. Franchisee agrees not to assign or transfer its interest in this Agreement, and in particular in the first Approved Retail Location, during the first three years of the Initial Term, and that Franchisor may refuse its consent to any such assignment or transfer during such time in its sole discretion.

     (b)      Franchisor’s consent to any assignment shall not constitute a waiver of any claim against Franchisee. Franchisor’s consent to any assignment shall be conditioned upon the following:
          (i)      the assignee shall reasonably meet Franchisor’s then-current criteria for the selection and approval of franchisees;
          (ii)      the assignee and the management personnel proposed to he employed by the assignee for the franchised business shall satisfactorily complete Franchisor’s initial training program;
          (iii)      the assignee shall assume and agree in writing to be bound by and perform all of the covenants and obligations of Franchisee under this Agreement;
          (iv)      all obligations of Franchisee under this Agreement shall be brought up to date and into full compliance;
          (v)      Franchisee shall deliver to Franchisor a complete release of all claims against Franchisor and its officers in respect of all matters arising under or pursuant to this Agreement;
          (vi)      Franchisee acknowledges that Franchisor will provide assistance and other services, including training, and will incur expenses in connection with any assignment or proposed assignment, and thus Franchisee shall reimburse Franchisor for its reasonable actual expenses incurred in connection with the assignment or proposed assignment, including the expenses of one of Franchisor’s personnel attending at the Franchised Territory for an inspection if required in Franchisor’s reasonable opinion, and in connection with the assignment shall pay to Franchisor a nonrefundable Assignment Fee in the amount of Five Thousand Dollars ($5,000.00), the payment of which shall be a condition of Franchisor granting consent to the assignment.
     (c)      Right of First Refusal.
          (i)      Prior to granting consent to any proposed assignment, Franchisor shall have a right of first refusal to purchase the franchised business from Franchisee. Franchisee shall notify Franchisor of its desire to sell, assign or transfer the franchised business by written notice setting forth the proposed terms and conditions for such sale, assignment or transfer. Franchisor shall then notify Franchisee in writing within thirty (30) days after receipt of such notice as to whether or not Franchisor wishes to exercise its right of first refusal on such terms and conditions.
          (ii)      If Franchisor determines not to exercise its right of first refusal at that time, then Franchisor may assist Franchisee to find a suitable buyer from among those prospective franchisees with whom Franchisor has been in contact. If within the said thirty (30) day period Franchisor has not been able to assist Franchisee, then Franchisee may commence its efforts to sell the franchised business; provided, however, that Franchisee shall submit all proposed advertisements for the sale of the franchised business to Franchisor for its reasonable prior written approval as to form.

          (iii)      Once Franchisee receives a bona tide offer to purchase from a third party, Franchisee shall deliver written notice to Franchisor setting forth all of the terms and conditions of the proposed sale and all available information concerning the proposed assignee, as well as a statutory declaration of Franchisee or an officer thereof attaching a true and complete copy of the offer. Franchisor shall have the right to communicate directly with the offeror upon Franchisee’s acceptance of the offer conditional upon Franchisor’s prior right of first refusal. Within thirty (30) days after Franchisor’s receipt of such notice and information, Franchisor shall notify Franchisee in writing as to whether or not it will exercise its right of first refusal on the same terms and conditions excluding any agent or broker fees that would be payable by Franchisee, or if not, whether or not it consents or does not consent to the proposed sale and assignment of this Agreement to the proposed assignee, together with any reasonable conditions of Franchisor’s consent, or the reasons for Franchisor’s non-consent. Franchisor’s consent, if any, will be conditioned upon the same factors as set forth above in respect of any proposed assignment.
     (d)      If Franchisee is a corporation, a transfer, re-acquisition. cancellation, alteration or issuance of shares, or any other transaction or series of transactions involving the same which alone or together would affect twenty-five percent (25%) or more of or would result in a change in control of the majority of the voting or equity interests in Franchisee directly or indirectly shall constitute an assignment for the purposes of this Agreement. In the event that any transaction such as the above shall occur but shall not constitute an assignment, or in the event of any change in the directors, officers or shareholders of Franchisee, or in the voting or equity interests in Franchisee, Franchisee shall notify Franchisor in writing of the details of such transaction within five (5) days of its occurrence.
     (e)      Franchisee shall not have the right to pledge, encumber, charge, hypothecate or otherwise give any third party a security interest in this Agreement without the prior written consent of Franchisor.
25.	The Take-Over Clause
          During the term of this Agreement. and during any renewal term as provided for in this Agreement, in the event that Franchisor or its principals should receive an offer from a third party for the purchase of all or substantially all of the Franchisor’s business by way of either an asset purchase or a share purchase or by going public (any of such events being referred to in this paragraph as a “Disposition Event”), Franchisor will have the right to include in such transaction an option to the purchaser to acquire this Franchise and all of the Approved Retail Locations from Franchisee in accordance with the following formula, and Franchisee agrees to sell to such purchaser in accordance with this formula if such option is exercised. The purchase price applicable to the individual Oqoqo retail stores will be based on Gross Sales for that store. The purchase price for each store will be paid in cash to Franchisee on the closing of the sale of the individual retail store and will be calculated as follows:
          (i)      if the Disposition Event occurs within the first three years of the Initial Term, the purchase price shall be equal to 25% of Gross Sales for the previous 12 month period ending on the last date of the month in which the Disposition Event occurred (such 12 month period being referred to in this section as the “Determination Period”) plus 100% of the Additional Amount;

          (ii)      if the Disposition Event occurs within the fourth or fifth years of the Initial Term, the purchase price shall be equal to 20% of the Gross Sales for the Determination Period plus 100% of the Additional Amount; and
          (iii)      if the Disposition Event occurs after the expiration of the Initial Term, the purchase price shall be equal to 15% of the Gross Sales for the Determination Period plus 100% of the Additional Amount.
For clarity, if a retail store has not been open for operation for the entire 12 month period, the Gross Sales for the purposes of calculating such purchase price shall equal the quotient obtained by dividing the Gross Sales (determined in the manner provided for in this paragraph) for the period during which such retail store was open for operation by the fraction, the numerator of which is the number of days the retail store was open for operation and the denominator of which is 365.
26.	Termination
     (a)      Termination After Notice of Default.
          Franchisor may terminate this Agreement for good cause, namely for material breach after written notice of default setting forth Franchisor’s intent to terminate, the reasons for such termination, and the effective date thereof, as follows:
          (i)      if Franchisee fails to comply with Franchisor’s specifications and quality standards for products, services, inventory, supplies, signs, equipment and procedures as called for in this Agreement and such default shall not be wholly rectified within a period of thirty (30) days after written notice, specifying such default and such time period for curing such default, shall be given by Franchisor to Franchisee; provided, however, that if such default is capable of being cured but cannot reasonably he cured within such thirty (30) day period, and Franchisee is prosecuting such cure with diligence, such thirty (30) day period shall be extended for a longer period of time as may be necessary to complete such cure if the same continues to be prosecuted with diligence by Franchisee;
          (ii)      if Franchisee operates the franchised business in a dishonest, illegal, unsafe, unsanitary or unethical manner, or engages in any conduct related to the franchised business which in Franchisor’s reasonable opinion materially and adversely affects or may affect the reputation, identification and image of the Franchise System or the Trade Marks, for a period of ten (10) days after written notice, specifying such default and such time period for curing such default, shall be given by Franchisor to Franchisee;
          (iii)      if Franchisee fails to pay any amount due and owing to Franchisor pursuant to the terms of this Agreement for a period of fifteen (15) days after written notice, specifying such default and such time period for curing such default, shall be given by Franchisor to Franchisee; or
          (iv)      if Franchisee fails to comply with any other covenant or obligation under this Agreement for a period of sixty (60) days after written notice, specifying such default and such time period for curing such default, shall be given by Franchisor to Franchisee; provided that in extenuating circumstances Franchisor may by written notice to Franchisee allow such additional period of time as Franchisor determines for curing any such default.
     (b)      Termination Without Prior Notice of Default.
          The following events shall be deemed material breaches of this Agreement and shall he grounds for termination of this Agreement by Franchisor for good cause and without prior notice of default. Such material breaches shall, by their nature, be deemed non-curable. Any notice of termination given by Franchisor to Franchisee upon or after the happening of any of such events shall be in writing and shall set forth Franchisor’s reasons for such termination and the effective date thereof. The events of non-curable material breach of this Agreement are as follows:
          (i)      if Franchisee shall abandon the franchised business by failing to keep the franchised business operating under the name Oqoqo for ten (10) consecutive business days or more, or for an aggregate of ten (10) business days or more in any thirty (30) day period, without the prior written consent of Franchisor, which consent shall not be unreasonably withheld where the closure results from a cause beyond Franchisee’s reasonable control;
          (ii)      if Franchisee shall become bankrupt, or be in receivership for a period exceeding ten (10) business days, or shall be dissolved, liquidated or wound-up, or if Franchisee shall make a general assignment for the benefit of its creditors or a composition, arrangement or proposal involving its creditors, or otherwise acknowledge its insolvency, and the insolvency or other action is not cured within such ten (10) business days;
          (iii)      if Franchisee, or any partner, director or officer shall be convicted of any indictable criminal offence, or any crime involving moral turpitude. or shall be found liable for or guilty of fraud, fraudulent conversion, embezzlement, or any comparable action in any civil or criminal action or proceeding pertaining or relevant in Franchisor’s opinion to the franchised business;
          (iv)      if Franchisee shall be convicted of misleading advertising or any other sales-related statutory offence pertaining to the franchised business, or shall be enjoined from or ordered to cease operating the franchised business or any material part thereof by reason of dishonest, illegal, unsafe, unsanitary or unethical conduct;
          (v)      if Franchisee shall have its business licence or any other licence, permit or registration pertaining to the franchised business suspended for just cause or cancelled and not reinstated or re-issued within ten (10) business days;
          (vi)      if Franchisee shall attempt to pledge, encumber, charge, hypothecate or otherwise give any third party a security interest in, or assign this Agreement without the prior written consent of Franchisor, or if an assignment of this Agreement shall occur by operation of law or judicial process without such consent;
          (vii)      if Franchisee shall attempt to assign, transfer or convey the Oqoqo or related Trade Marks, trade name, Internet domain name, uniform resource locator, copyrights, custom proprietary computer software, confidential information or trade secrets, or if Franchisee shall duplicate, publish, disclose, use or misuse any of the same in a manner or at or from a location not authorized by Franchisor;
          (viii)      if Franchisee shall intentionally falsify, misrepresent or misstate to Franchisor any financial statements, reports or information required pursuant to this Agreement: or
          (ix)      if Franchisee shall unilaterally repudiate this Agreement or the performance or observance of any of the terms and conditions of this Agreement by word or conduct evidencing Franchisee’s intention to no longer comply with or be bound by the same.
27.	Effect of Termination
     (a)      Upon termination of this Agreement, all rights granted by one party to the other party shall automatically revert back to the granting party. No termination shall deprive either party of any of its remedies or relieve either party from making payments or meeting any other obligation to the other party which may have accrued prior to the effective date of such termination.
     (b)      Telephone Numbers and Listings, Internet Domain Names, Electronic Mail Addresses and Metatags
          (i)      Upon expiry or termination of this Agreement for whatever reason, Franchisor shall have the right to require that Franchisee forthwith upon written notice cease use of all of the existing telephone numbers (including fax numbers) of the Approved Retail Locations, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags for the franchised business. Franchisor shall have the further right to arrange for call and message forwarding and to take over and have assigned to it or its designee the existing telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags for the franchised business.
          (ii)      The Telephone Company and any Internet domain name granting authority, Internet service provider and web search engine shall be entitled to treat this Agreement or a notarized copy thereof as executed by Franchisee as good and sufficient authority for such call and message forwarding, assignment and transfer, and as evidence of Franchisee’s irrevocable consent thereto, and the provisions of this paragraph shall in such instance be deemed to constitute an absolute and irrevocable assignment by Franchisee of all of its rights and interests in such telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags to Franchisor or its designee; and Franchisee hereby irrevocably nominates, constitutes and appoints the person serving from time to time as the Secretary of Franchisor to be its attorney-in-fact to execute in Franchisee’s name and on its behalf a surrender of such telephone numbers and directory listings, Internet domain names, uniform resource locators. electronic mail addresses and search engine metatags to the Telephone Company or any Internet domain name granting authority, Internet service provider or web search engine, or an assignment of the said telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags to Franchisor or its designee as the successor to Franchisee in the event of such expiry or termination, and to execute all such other documents and instruments and to carry out all such acts and deeds as may be reasonably required in order to perfect such surrender or assignment as the case may be. and Franchisee hereby allows, ratifies and confirms all actions taken in pursuance of the authority herein conferred upon the Secretary of Franchisor by the granting of this power of attorney. In accordance with the Power of Attorney legislation applicable hereto, Franchisee hereby declares that the power of attorney herein shall continue unrevoked and may be exercised during any subsequent legal incapacity on the grantor’s part. Where Franchisee is a corporation, it hereby waives any provisions of the Power of Attorney legislation requiring the common seal of the corporation to be actually affixed hereto in order for the power of attorney granted herein to be valid. This Agreement shall be treated for all purposes as if the common seal of the corporate Franchisee has been affixed hereto under the hands and in the presence of its duly authorized officers. This Agreement, including the powers of attorney granted herein, is intended to take effect as a sealed instrument of Franchisee. The Telephone Company and any Internet domain name granting authority, Internet service provider and web search engine may accept this Agreement or a notarized copy thereof as executed by Franchisee as evidence of such power of attorney.
          (iii)      Franchisor shall also be entitled to require at any time during the term of this Agreement that Franchisee execute and deliver to Franchisor the appropriate Telephone Company. Internet domain name granting authority, Internet service provider or web search engine form of assignment of such telephone numbers and directory listings, Internet domain names, uniform resource locators, electronic mail addresses and search engine metatags to Franchisor, which Franchisor shall be entitled to treat as irrevocable, and to hold and to use to effect such assignment with the Telephone Company, Internet domain name granting authority, Internet service provider or web search engine upon expiry or termination of this Agreement.
     (c)      Upon expiration or termination of this Agreement for whatever reason, Franchisee shall forthwith discontinue use of the Oqoqo and related Trade Marks, trade name, Internet domain names, uniform resource locators, electronic mail addresses, search engine metatags, copyrights, custom computer software, operating manuals, training materials, advertising, marketing, promotional and merchandising methods and materials, and all other confidential information and trade secrets, and shall not thereafter or after assignment of this Agreement operate or do business under any name or in any manner that might tend to give the general public the impression that it is, either directly or indirectly, associated, affiliated, licensed by or related to Franchisor or the Franchise System; or in any manner refer to itself as having been a former franchisee of the Franchise System without the prior written consent of Franchisor; or, either directly or indirectly, use any trade-mark, name, Internet domain name, uniform resource locator, electronic mail address, search engine metatag, logo, slogan, copyright, custom computer software, trade secret, confidential information, advertising, design (including any Internet website design), graphic. script, colour combination, distinguishing feature or other element which is confusingly similar to or colourably imitative of those used by the Franchise System. Franchisee acknowledges the proprietary rights as set out in this Agreement and agrees upon expiration or termination of this Agreement for whatever reason to forthwith return to Franchisor all copies in its possession of the operating manuals, training materials and all other confidential and proprietary information and materials and custom computer programs relating to the Franchise System or bearing or containing the Oqoqo or related Trade Marks. Franchisee also agrees upon expiration or termination of this Agreement to forthwith de-identify the

Approved Retail Location premises including removal therefrom of all signs or other references to the Oqoqo or related Trade Marks, and all colours and colour combinations and any other distinctive elements of the Franchise System as specified by Franchisor to Franchisee from time to time or upon or after expiration or termination of this Agreement. The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
     (d)      Upon expiration or termination of this Agreement for whatever reason, Franchisor shall have the right to immediately establish, operate or franchise an Oqoqo business anywhere within the Franchised Territory.
     (e)      Non-Competition.
          (i)      Franchisee and its shareholders, directors and officers shall not, during the term and currency of this Agreement, directly or indirectly, in any manner or capacity whatsoever, compete with the Oqoqo franchised business which is the subject matter of this Agreement, or conduct or license or otherwise be engaged or interested in or assist any wholesale or retail business which features or offers for sale products or services substantially or confusingly similar to or colourably imitative of those featured and offered for sale at Oqoqo retail stores, or which utilizes some or all of the essential distinctive elements of the Franchise System, or which has a substantially or confusingly similar or colourably imitative Trade Mark, trade name, Internet domain name, electronic mail address, search engine metatag, Internet website design, custom computer software or business format to those of the Franchise System. Notwithstanding the foregoing, neither the Franchisee nor its shareholders, directors or officers will be in breach of the provisions of this paragraph where any one or more of them have entered into a franchise agreement with the Franchisor to operate another business franchised by the Franchisor.
          (ii)      The covenants of this paragraph shall continue to apply to Franchisee and its shareholders, directors and officers, and shall survive any assignment or transfer of this Agreement, or the expiration or termination of this Agreement, for a period of two (2) years, and during such time shall be applicable within the Franchised Territory.
          (iii)      The covenants of this paragraph shall also be applicable during such time over the Internet where any substantially or confusingly similar or colourably imitative Trade Mark, trade name, Internet domain name, electronic mail address, search engine metatag, Internet website design, custom computer software or business format to those of the Franchise System is used.
          (iv)      The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
          (v)      The covenants of this paragraph shall not operate to prevent Franchisee or such other persons from being involved in the apparel similar in design and composition to the Oqoqo Products and related product or service business generally following expiration or termination of this Agreement, but shall operate so as to have the effect of preventing Franchisee and such other persons from being involved in the apparel similar in design and composition to the Oqoqo Products and related product and service business in any way, directly or indirectly, which features a substantially or materially similar custom computer software or Internet presence, other than any Internet presence, web page design or software developed by Franchisee in the operation of the Franchised Business, or business format or product and service line to that of the franchised business or which otherwise utilizes any of the essential distinctive elements or practices belonging to the Franchise System as detailed in this Agreement.
          (vi)      The covenants of this paragraph are given in part in consideration of Franchisee being given access to confidential information and trade secrets that form a part of the Franchise System.
     (f)      Franchisee shall not attempt to obtain any unfair advantage or head start either during the term of this Agreement or thereafter by soliciting or attempting to induce any customer, employee, supplier, distributor, licensee or franchisee of Franchisor to divert his or her business, employment or contract to Franchisee or any other competitive business, by the use of information derived from Franchisee’s knowledge of and association and experience with the franchised business and the Franchise System during the term hereof and Franchisee acknowledges that all such information and the customer lists constitute confidential information and are trade secrets belonging to the Franchise System, and that any unauthorized retention or use of data may be a violation of Franchisor’s policies and statements regarding data privacy, collection and use which Franchisee subscribed to, used, displayed and participated in giving while a franchisee operating the franchised business. The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of Franchisee who has in any capacity affixed his or her signature to this Agreement.
28.	Indemnification
          Except as expressly provided elsewhere in this Agreement, Franchisee agrees to save Franchisor and its officers harmless from and to indemnify them against all claims, demands, actions, causes of action, suits, proceedings, judgments, settlements, debts, losses, damages, costs, charges, fines, penalties, assessments, taxes, liens, liabilities and expenses, including legal fees and disbursements and costs of any action, suit or proceeding on a solicitor and his own client basis, of whatever kind or character arising out of or incurred as a result of or in connection with any breach, default, violation, repudiation or non-performance of this Agreement by Franchisee, or any act or error of omission or commission on the part of Franchisee or anyone for whom Franchisee is responsible in law, or on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property in any way arising out of, resulting from or connected with Franchisee’s business conducted pursuant to this Agreement.
29.	No Reliance by Franchisee
          Franchisee acknowledges that the success of the franchised business is dependent upon the personal efforts of Franchisee, or Franchisee’s directors, officers and active shareholders if Franchisee is a corporation. Franchisee acknowledges that neither Franchisor nor any other party has guaranteed to Franchisee or warranted that Franchisee will succeed in the operation of the franchised business or provided any sales or income projections, forecasts or earnings claims of any kind to Franchisee, and Franchisee has not relied upon any such guarantee, warranty, projection, forecast or earnings claim, whether express, implied, purported or alleged, in entering into this Agreement. Franchisee acknowledges that any financial information which may have been provided to it by Franchisor or any other party acting on behalf of Franchisor was provided for information or guidance purposes only, to assist Franchisee in making its own financial forecasts or projections, and that neither Franchisor nor any other party has given any warranty of accuracy or reliability to Franchisee in connection therewith. Franchisor shall not be liable to Franchisee in any way for any losses sustained by Franchisee in the operation of the franchised business, it being understood and agreed that Franchisee is an independent contractor entitled to retain all profits derived from its operations of the franchised business after payment of all sums due to Franchisor and others.
30.	Relationship
          The parties are each independent contractors, neither of whom shall hold itself out as an agent or authorized representative of the other. This is not an agency, fiduciary or employment relationship, joint venture or partnership.
31.	Covenant to Execute Further Documents or Acts
          The parties agree to acknowledge, execute and deliver all such further documents, instruments or assurances and to perform all such further acts or deeds as may be reasonably required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their intent.
32.	Offset
          In respect of all payments due and owing by one party to the other party under this Agreement. such amounts may be offset by the paying party, and only the difference between what is owing and what is owed shall be required to be paid.
33.	Notice
          Any notice required to be sent by one party to the other party in the normal course will be deemed to have been delivered, if sent by fax or email, at the time of its transmission to the other party, and, in the case of a notice in writing sent by courier, at the time of its delivery to the other party:
(a)	To Franchisor:

1945 McLean Drive Vancouver, British Columbia V5N 3J7 Fax: (604) 874-6124 Email: chip@lululemon.com

(b)	To Franchisee: as set forth in Schedule “B”.

Either party may give notice to the other party at any time of a change to its address, fax number or email address.
34.	Entire Agreement
     (a)      All terms and conditions pursuant to any and all agreements previously made between Franchisor and Franchisee shall merge hereunder and shall be replaced by the provisions hereof. This Agreement sets forth the entire understanding between the parties and contains all of the terms and conditions agreed upon by the parties with reference to the subject matter of this Agreement. No other agreements, oral or otherwise, shall be deemed to exist or to bind any of the parties, and all prior agreements and understandings with respect to the same subject matter are superseded hereby. No officer, employee or agent of Franchisor has any authority to make any agreement, warranty, representation or promise not contained in this Agreement, and Franchisee agrees that it has executed this Agreement without reliance upon any such agreement, warranty, representation or promise.
     (b)      This Agreement may only be modified as expressly provided herein or otherwise by a written agreement signed by both Franchisor and Franchisee.
35.	Severability
          In the event that any paragraph or sub-paragraph of this Agreement or any portion thereof shall be held to be indefinite, invalid, illegal or otherwise void, voidable or unenforceable, it shall be severed from this Agreement, and the balance of this Agreement shall continue in full force and effect.
36.	Survival of Covenants
          The terms and conditions of this Agreement which by their nature require performance by Franchisee or others after assignment, expiration or termination shall remain enforceable notwithstanding the assignment, expiration or termination of this Agreement.
37.	Without Limitation
          The words “includes”, “including” and “inclusive” and the phrases “in particular,” “such as,” “i.e.” and “for example” shall be interpreted and construed so as not to limit the generality of the words of general application or nature which precede those words.
38.	Time of the Essence
          Time shall be of the essence of this Agreement.
39.	Governing Law
          This Agreement shall be interpreted in accordance with the laws of the Province as set forth in Schedule “B”, and any federal laws of Canada of general application. The parties irrevocably attorn to the jurisdiction of the courts of the Province as set forth in Schedule “B”.

40.	French and English Language
          The parties hereto agree that they expressly require that the Franchise Agreement to be entered into between them, together with all related documents and pre-contractual disclosures, all be drawn up, executed and distributed in the English language only. Les parties aux présentes conviennent expressément que le Contrat De Concession qu’ils concluront entre eux, ainsi que tous les documents connexes ou qui s’y rattachent et révélations pre-contractuels, soient entièrement rédigés, signés et distribués en Anglais seulement.
41.	Force Majeure
          Neither party shall be liable to the other party for any delay or failure to perform its obligations under this Agreement where such delay or failure is caused by circumstances beyond its reasonable control.
42.	No Waiver
          The failure of either party at any time to exercise any of its rights under this Agreement shall not operate as a waiver of that party’s right to exercise its rights at any other time.
43.	Successors and Assigns
          This Agreement shall be to the benefit of and shall be binding on the successors and permitted assigns of each of the parties.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written below.
Dated this 1st day of August, 2005.

LULULEMON ATHLETICA INC.
Per	/s/ Dennis J. Wilson
Dennis J. (Chip) Wilson, President

Date

THE UNDERSIGNED EACH AGREE THAT IN CONSIDERATION OF THE PREMISES AND OF THE GRANTING OF THIS FRANCHISE AGREEMENT TO FRANCHISEE AT THE SEPARATE REQUEST OF EACH OF US INDIVIDUALLY. ALL OF THE UNDERSIGNED ARE PERSONALLY BOUND INDIVIDUALLY BY THOSE PROVISIONS OF THIS AGREEMENT WHICH SPECIFICALLY EXPRESS THEMSELVES AS BEING BINDING UPON US PERSONALLY AS SIGNATORIES HERETO.

Franchisee:		Franchisee:

RYAN SMITH on behalf of themselves and CB Ventures Inc.		KIM SMITH on behalf of themselves and CB Ventures Inc.

Per:	/s/ Ryan Smith	Per:	/s/ Kim Smith

	Authorized Signatory Print Name: Ryan Smith		Authorized Signatory Print Name: Kim Smith

Date:	Date: